Exhibit 99.Bp.(iii)

HARTFORD SECURITIES DISTRIBUTION COMPANY

CODE OF ETHICS AND INSIDER TRADING POLICY

Effective February 26, 2007

In accordance with the Investment Company Act of 1940 and Rule 17j-1 thereunder (together, the “Act”), Hartford Securities Distribution Company (“HSD”), as principal underwriter to each Fund (defined in section 2 herein), must adopt and administer a code of ethics (the “Code”).  Any officer or employee of HSD who is an Access Person (as defined in section 2 herein) is subject to the Code.  The adoption and administration of the Code is based upon the following main principles:  (1) each Access Person should place the interests of the Fund first; (2) each Access Person’s personal securities transactions should be conducted in compliance with the Code and the Act, should avoid any actual or potential conflict of interest with a Fund, and should not violate his or her duty of trust or confidence to a Fund; and (3) an Access Person should not take inappropriate advantage of his or her position.

1.                                      Standards of Business Conduct

Pursuant to the Code, an Access Person must not:

•                  employ any device, scheme or artifice to defraud any Fund;

•                  make any untrue statement of a material fact to a Fund or omit to state to a Fund a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

•                  engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon a Fund;

•                  engage in any manipulative practice with respect to a Fund;

•                  take any investment opportunity to his or her personal advantage and to the detriment of any Fund; or

•                  conduct his or her personal securities transactions in violation of the Code, the federal securities laws or regulations thereunder, or the duties owed to a Fund under the Act.

Access Persons are expected to comply with the “letter of the law” as well as the “spirit of the law”, this Code and applicable compliance manuals.  The requirements stated in this Code are in addition to the obligations that an Access Person, as an officer or an employee of HSD, has under the federal and state securities laws and his or her obligations to comply with the Code of Ethics and Business Conduct of The Hartford Financial Services Group, Inc.

If you have any doubt as to how or whether this Code applies to you, contact the CCO (defined in section 2 below).

2.                                      Definitions

As used in the Code, the following terms have the following meanings:

A.                                    Access Person means any director, officer, or Registered Representative of HSD who, in the ordinary course of business, makes, participates in, or obtains information regarding, the purchase or sale of a Reportable Security by a Fund, or whose functions or duties in the ordinary course of business relate to the making of any recommendation to a Fund with respect to the purchase or sale of a Reportable Security.

B.                                    Automatic Investment Plan means any program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation, including, but not limited to, payroll deduction services and any dividend reinvestment plan (DRIP).

C.                                    Beneficial Ownership generally means having a direct or indirect pecuniary interest in a security and is legally defined to be beneficial ownership as used in Rule 16a-1(a)(2) under the Securities Exchange Act of 1934, as amended (“Exchange Act”).

D.                                    Chief Compliance Officer or CCO means the Chief Compliance Officer of HSD or the CCO’s designee, as applicable.

E.                                      Fund CCO means the Chief Compliance Officer of any Fund or the Fund CCO’s designee, as applicable.

F.                                      Initial Public Offering or IPO means an offering of securities registered under the Securities Act, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the Exchange Act.

G.                                    Limited Offering means an offering that is exempt from registration under Sections 4(2) or 4(6) of the Exchange Act or pursuant to Rules 504, 505 or 506 under the Securities Act of 1933, as amended.  For greater clarity, Limited Offerings of securities issued by a Fund or any private collective investment vehicle or unregistered hedge fund advised by a Fund’s investment adviser are included within the term “Limited Offering”.

H.                                    Purchase or Sale of a Security includes, among other things, the writing of an option to purchase or sell a security.

I.                                         Fund means an investment company registered under the Act for, or of, which: (1) HSD serves as principal underwriter, (2) HSD is an affiliated person (or an affiliated person of such Fund’s investment adviser) or (3) an officer, director or general partner of HSD who is also an officer, director or general partner of such Fund or such Fund’s investment adviser.

J.                                      Reportable Security means any “Security” as defined in Section 2(a)(36) of the Act, except: (1) direct obligations of the Government of the United States; (2) bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements; (3) shares issued by money market funds; (4) shares issued by open-end funds other than a Fund (but not including shares of exchange-traded funds); (5) shares issued by unit investment trusts that are invested exclusively in one or more open-end funds, none of which are Funds; and (6) securities issued by The Hartford Financial Services Group, Inc.

K.                                    Security Held or to be Acquired means any Reportable Security which, within the most recent 15 days, (1) is or has been held by a Fund, or (2) is being or has been considered by a Fund or a Fund’s investment adviser for purchase by the Fund.  This definition also includes any option to purchase or sell, and any security convertible into or exchangeable for, a Reportable Security.

3.                                      Substantive Restrictions

A.                                    Trading Restriction on Access Persons. An Access Person shall not purchase or sell, directly or indirectly, any Reportable Security in which he or she has (or by reason of such transaction acquires) any direct or indirect beneficial ownership if he or she actually knows at the time of such purchase or sale that the Fund is considering purchasing or selling (or has a pending order to trade) such Reportable Security.

B.                                    IPO and Limited Offering Restrictions.  An Access Person may not acquire any securities issued as part of an IPO or a Limited Offering unless such Access Person obtains the prior approval of the CCO as required by Section 4 below on the form attached as Exhibit A.  An Access Person who has been authorized by the CCO to acquire such securities must disclose his or her ownership of such issuer’s securities to the CCO if the Access Person is involved in the decision of whether a Fund should acquire such issuer’s securities.  Any decision about whether a Fund should acquire such securities must be reviewed by an Access Person with no personal interest in the issuer.

C.                                    Gift Policy.  An Access Person may not accept gifts or other items from any person or entity that does business with a Fund except those courtesies deemed to be customary, reasonable and proper under the particular business circumstances.  An Access Person may not accept any gifts or items if such acceptance violates the Code of Ethics and Business Conduct of The Hartford Financial Services Group, Inc.

D.                                    Transactions in Mutual Funds.  When making purchases or sales of shares of an open-end fund, including shares of any Fund, Access Persons are reminded that: (1) “market timing” shares of any Fund violates our policies, and (2) “front-running” the portfolio securities transactions of any Fund or trading in the shares of any Fund on the basis of material, nonpublic inside or confidential information violates this Code, as well as other federal and state securities laws and, if proven, is punishable by fines and other penalties.  Additionally, purchases and sales of shares of a Fund are subject to the Reporting Requirements set forth in Section 4.C., below.

E.                                      Conflicts of Interest.  An Access Person must provide disinterested advice and must disclose any relevant potential personal or business conflicts of interest to the CCO.  Where appropriate, information barriers may be utilized to avoid potential conflicts of interest.  An Access Person may not engage in any activity which might reflect poorly upon himself or herself or HSD or which might impair his or her ability to discharge his or her duties with respect to any Fund.

F.                                      Fair Treatment.  An Access Person must avoid taking any action which would favor one Fund or a group of Funds over another in violation of HSD’s fiduciary duties and applicable law.  An Access Person must comply with relevant provisions of our compliance manuals designed to detect, prevent or mitigate such conflicts.

G.                                    Service as Outside Director.  An Access Person may not serve on the board of directors of a company unless such service is approved in accordance with the Code of Ethics and Business Conduct of The Hartford Financial Services Group, Inc.  If such board service is approved, such Access Person must promptly notify the CCO in writing of such approval.  If such board service is approved, information barriers may be utilized to avoid potential conflicts of interest.  This restriction does not apply to any director who is not an “interested person” of a Fund within the meaning of 1940 Act Section 2(a)(19).

H.                                    Forfeitures.  Any profits derived from securities transactions in violation of paragraphs A, B, or D or F, above, shall be forfeited and may be paid to one or more Funds for the benefit of the Fund(s) or its shareholders, if such a payment is determined by the Compliance Committee of the Fund’s Board of Directors or its designee to be appropriate under the circumstances, or to a charity determined by the Compliance Committee of the Fund’s Board of Directors or its designee as applicable.  Gifts accepted in violation of paragraph C shall be forfeited, if practicable, and/or dealt with in any manner determined appropriate and in the best interests of the Funds.

I.                                         Reporting Violations.  If an Access Person believes that a violation of this Code has taken place, he or she must promptly report that violation to the CCO or to the CCO’s designee.  If such reports are provided to the CCO’s designee, the designee shall provide periodic updates to the CCO about any reported violations.  An Access Person may make a report of a Code violation anonymously, and no adverse action shall be taken against any such Access Person who makes a report in good faith.

J.                                      Waivers.  The CCO may grant a waiver of any substantive restriction under appropriate circumstances (e.g., personal hardship) and will maintain records necessary to justify such waivers.

4.                                      Pre-clearance and Reporting Procedures

A.                                    Pre-clearance of IPOs and Limited Offerings.  An Access Person must obtain the CCO’s prior written approval (on the form attached as Exhibit A) for any purchase in an IPO or a Limited Offering.  Any such approval will consider, among other factors, whether the investment opportunity should be reserved for a Fund and whether the opportunity is being offered to such Access Person because of his or her position with HSD.

B.                                    Pre-clearance Exceptions.  Pre-clearance requirements do not apply to: (1) purchases or sales effected in any account over which the Access Person has no direct or indirect influence or control, or (2) purchases or sales which are non-volitional on the part of the Access Person.  An Access Person should consult the CCO if he or she has any questions about whether a personal securities transaction is exempt from the pre-clearance procedures of Section 4.A above.

C.                                    Required Reports.

(1)                                  Initial and Annual Holdings Reports.  Each Access Person must submit to the CCO a report in the form attached as Exhibit B: (i) not later than ten (10) days after becoming an Access Person that reflects his or her securities holdings as of a date not more than 45 days prior to becoming an Access Person; and (ii) annually, on a date selected by the CCO, as of a date not more than 45 days prior to the date the report was submitted.

An Access Person must disclose all brokerage accounts to the CCO and must provide the CCO with duplicate account statements and confirmations for all such brokerage accounts.  An Access Person is not required to provide duplicate account statements and confirmations for brokerage accounts over which the Access Person had no direct or indirect influence or control.

In addition to the above, Initial and Annual Holdings Reports must contain the following information:

(a)          the title and type of security and as applicable, the exchange ticker symbol or CUSIP number, number of shares, and principal amount of each Reportable Security in which the Access Person has any direct or indirect Beneficial Ownership;

(b)         the name of any broker, dealer or bank with which the Access Person maintains an account in which any securities are held for the Access Person’s direct or indirect benefit as of the date the Access Person became an Access Person.  (Note that this requirement applies to accounts which hold only non-Reportable Securities); and

(c)          the date the Access Person submits the report.

Brokerage statements containing all required information may be substituted for the Holdings Report Form if submitted timely.  To the extent that a brokerage statement or confirmation lacks some of the information otherwise required to be reported, you may submit a holdings report containing the missing information as a supplement to the statement or confirmation.

(2)                                  Quarterly Reports.  Within 30 days after the end of each calendar quarter, each Access Person must submit a report to the CCO covering all transactions in Reportable Securities in the form attached as Exhibit C.  If no reportable transactions have occurred during the quarter, an Access Person must submit a report for such quarter indicating this fact in the form.

Transactions reports must contain the following information:

(a)          the date of the transaction, the title and as applicable, the exchange ticker symbol or CUSIP number, interest rate and maturity date, number of shares, and principal amount of each Reportable Security involved;

(b)         the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

(c)          the price of the security at which the transaction was effected;

(d)         the name of the broker, dealer or bank with or through which the transaction was effected;

(e)          if the Access Person has established a brokerage account during the quarterly period, the name of the broker, dealer or bank and the date the account was established; and

(e)          the date the Access Person submits the report.

Brokerage account statements or trade confirmations containing all required information may be substituted for the attached form if submitted timely.  To the extent that a brokerage statement or confirmation lacks some of the information otherwise required to be reported, you may submit a transactions report containing the missing information as a supplement to the statement or confirmation.

D.                                    Exceptions to Reporting Requirements.  The reporting requirements of Section 4.C.(2) apply to all transactions in Reportable Securities other than:

(1)                                  transactions with respect to securities held in accounts over which the Access Person had no direct or indirect influence or control; and

(2)                                  transactions effected pursuant to an Automatic Investment Plan or DRIP.

E.                                      Prohibition on Self Pre-clearance.  No Access Person shall pre-clear his own trades, review his own reports or approve his own exemptions from this Code.  When such actions are to be undertaken with respect to the CCO’s personal transactions, an appropriate officer of HSD or the Funds will perform such actions as are required of the CCO by this Code.

5.                                      Insider Trading

A.                                    It is against the law and the policies of HSD for any Access Person subject to this Code to trade any security, either for a personal account or on behalf of a Fund, (i) while aware of material, non-public (“inside”) information relating to the security or the issuer and (ii) in breach of a duty of trust or confidence owed directly or indirectly to the issuer of that security or its shareholders or to any other person who is the source of the inside information.  It may also be illegal, and it is a violation of policies of HSD, for any Access Person to communicate inside information to someone else in breach of a duty of trust or confidence (known as “tipping”).

(1)                                  Concepts.

(A)                              Material Information.   Material information is information that a reasonable investor would consider important in making his or her investment decision about an issuer or a security.  Generally, this is information the disclosure of which would have an effect on the price of the securities.  Examples of material information include revisions to previously published earnings estimates, merger or other significant transaction proposals, significant new products or technological discoveries, litigation, extraordinary turnover in management, impending financial or liquidity problems, and significant orders to buy or sell securities. Prepublication information regarding reports in the financial press may be material.  Other types of information may also be material; no complete list can be given.

(B)                                Non-Public Information.  Information is “non-public” or “inside information” until it has been made available to investors generally, e.g., through the Dow Jones tape, the wire services or other media, or a Securities and Exchange Commission (“SEC”) filing, and the market has had time to digest it. The amount of time required depends on the amount of attention paid to the issuer in the markets, varying from a few hours for the largest companies to several days in the case of thinly traded issues.

(C)                                A “Duty of Trust or Confidence”.  In addition to the sort of “insider” relationships – such as acting as a director of or adviser to the issuer – that impose this obligation, a “duty of trust or confidence” also exists in other circumstances such as the following: (i) whenever a person agrees to maintain information in confidence; (ii) whenever one enters into a relationship the nature of which implies a duty to maintain the information in confidence; and (iii) whenever the person communicating the inside information and the person to whom it is communicated have a practice of sharing confidences, such that the recipient of the information knows or reasonably should know that the person communicating the inside information expects that the recipient will maintain its confidentiality. This may apply to family relationships as well as business relationships.

Ordinary research contacts by Access Persons not involving the factors described above or other special circumstances should not result in a duty of trust or confidence.  However, difficult legal issues may arise when, in the course of these contacts, Access Persons become aware of material, nonpublic information. This could happen, for example, if an issuer’s chief financial officer prematurely discloses quarterly results to an analyst or an investor relations representative makes a selective disclosure of adverse news to a handful of investors. In any case where an Access Person believes that he or she has learned material inside information, an Access Person should promptly consult the CCO about his or her obligations.

(2)                                  Tender Offers.  Information about a pending tender offer raises particular concerns, in part because such activity often produces extraordinary movements in the target company’s securities and in part because an SEC rule expressly prohibits trading and “tipping” while in possession of material, nonpublic information regarding a tender offer.

(3)                                  Penalties.  Insider trading or improperly communicating inside information to others may result in severe penalties, including large personal fines and/or imprisonment. In addition such actions may expose HSD and the respective person’s supervisor(s) to fines as well as serious legal and regulatory sanctions. HSD views seriously any violation of these prohibitions and would consider a violation, or a credible allegation of a violation, to be grounds for disciplinary action, up to and including termination of employment.

(4)                                  Judgments and Concerns about Inside Information.  Judgments in this area tend to be made with hindsight.  It is particularly unwise for an Access Person to make them on his or her own, without the input of a disinterested person.  Any Access Person who is unsure whether the insider trading prohibitions apply to a particular situation should: (i) report the circumstances immediately to the CCO; (ii) refrain from any trading activity in the respective security on behalf of clients or personally; and (iii) not communicate the inside information to anyone inside or outside of the relevant HSD with the exception of the CCO.

6.                                      Code Notification and Access Person Certifications

The CCO shall provide notice to all Access Persons of their status under this Code, and shall deliver a copy of the Code to each Access Person annually.  Additionally, each Access Person will be provided a copy of any Code amendments.  After reading the Code or amendment, each Access Person shall make the certification contained in Exhibit D.  Annual certifications are due within forty five (45) days after the end of each calendar year.  Certifications with respect to amendments to the Code must be returned to the CCO within a reasonably prompt time.  To the extent that any Code-related training sessions or seminars are held, the CCO shall keep records of such sessions and the Access Persons attending.

7.                                      Review of Required Code Reports

A.                                    Reports required to be submitted pursuant to the Code will be reviewed by the CCO on a periodic basis.  The CCO will initial and date the relevant Report to evidence the review.

B.                                    Any material violation or potential material violation of the Code must be promptly reported to the Fund CCO.  The Fund CCO will investigate any such violation or potential violation and report violations he/she determine to be material to the Adviser’s CEO and/or a Fund’s Board of Directors, as appropriate, with a recommendation of such action to be taken against any Access Person who is determined to have violated the Code, as is necessary and appropriate to cure the violation and prevent future violations. Other violations shall be handled by the Fund CCO in a manner he or she deems to be appropriate.

C.                                    The CCO will keep a written record of all investigations in connection with any Code violations including any action taken as a result of the violation.

D.                                    Sanctions for violations of the Code include: verbal or written warnings and censures, monetary sanctions, disgorgement or dismissal.  Where a particular Fund has been harmed by the violative action, disgorgement and monetary sanction may be paid to the Fund or to an appropriate charity determined by the Compliance Committee of the Fund’s Board of Directors or its designee.

8.                                      Reports to the Board

No less frequently than annually, the CCO shall submit to each Fund’s Board of Directors a written report on behalf of HSD (a) describing any issues arising under the Code relating to the each Fund since the last report to the Board, including, but not limited to, information about material violations of or waivers from the Code and any sanctions imposed in response to material violations, and (b) certifying that the Code contains procedures reasonably necessary to prevent Access Persons from violating it.  Each Fund’s Board of Directors shall review the Code and the operation of these policies at least once a year.

9.                                      Recordkeeping and Review

This Code, any written prior approval for an IPO or Limited Offering transaction given pursuant to Section 4.A. of the Code, a copy of each report and certification by an Access Person, a record of any violation of the Code and any action taken as a result of the violation, any written report hereunder by the CCO, and lists of all persons required to make and/or review reports under the Code shall be preserved for the periods and in the manner required by the Act.  To the extent appropriate and permissible, the CCO may choose to keep such records electronically.

The CCO shall review this Code and its operation annually and may determine to make amendments to the Code as a result of that review.

EXHIBIT A

Personal Trading Request and Authorization Form

Access Person Name:

Person On Whose Behalf Trade is Being Done (if different):

Broker:	Brokerage Account Number:

Reportable Security:
Company Name, Type of Security

Ticker Symbol or CUSIP:

Number of Shares or Units:	Price per Share or Unit:

Approximate Total Price:	Buy or Sell:

I hereby certify that all of the following information is true and complete:

To the best of my knowledge, the requested transaction is consistent with the letter and spirit of HSD’s Code of Ethics and applicable law.

Signature	Date

When signed and dated by the CCO, this authorization is approved for this transaction only and is effective only through the date indicated below.  A record of this transaction will be kept by the CCO in confidential files.(1)

CCO Signature	Date	Effective Through

(1)                                  All pre-clearance forms must be maintained for at least five years after the end of the fiscal year in which the form was submitted or the approval is granted, whichever is later.  If approval is granted to acquire securities in an IPO or a Limited Offering, CCO must indicate reasons for such approval on reverse side of this form.

EXHIBIT B

Initial/Annual Securities Holdings Report

This form must be completed by each Access Person
within 10 days of becoming an Access Person and
on             of each calendar year thereafter.

The following list, which is current as of the date indicated below, accurately reflects my current personal securities holdings in which I have a direct or indirect beneficial interest:

Security (including ticker/CUSIP as applicable)	No. of Shares	Principal Amount	Broker/Dealer or Bank Through Whom Account is Held

The chart above (1) excludes personal securities holdings with respect to which I had no direct or indirect influence or control, (2) excludes personal securities holdings of securities which are not Reportable Securities, and (3) is not an admission that I have or had any direct or indirect beneficial ownership in the Reportable Securities listed above.

I have an account or accounts, over which I have direct or indirect influence or control, in which securities (including securities which are not considered Reportable Securities) which are not listed above are held for my direct or indirect benefit as of the date below with the following brokers, dealers or banks:

Dated:	Signature:

Effective as of: [Date]

EXHIBIT C

Quarterly Transactions and Brokerage Account Report

For the Calendar Quarter Ended

Please return this form within 30 days following the end of each calendar quarter.

IF NO TRANSACTIONS OCCURRED DURING THE PERIOD PLEASE WRITE NONE OR N/A IN THE BOX BELOW

During the quarter referred to above, the following transactions were effected in Reportable Securities in which I had, or by reason of such transaction acquired, direct or indirect beneficial ownership, and which are required to be reported pursuant to HSD’s Code of Ethics:

Security (with ticker/CUSIP as applicable)	Date of Transaction	No. of Shares or Principal Amount	Interest Rate and Maturity Date	Nature of Transaction (Buy, Sell, Other)	Price	Executing Bank or Broker/Dealer

This report (1) excludes personal securities holdings with respect to which I had no direct or indirect influence or control, (2) excludes personal securities transactions in securities which are not Reportable Securities, and (3) is not an admission that I have or had any direct or indirect beneficial ownership in the Reportable Securities listed above.

PLEASE CHECK ONE BOX AND COMPLETE IF NECESSARY

☐                                    During the quarter referenced above, I did not establish any new accounts in which securities (including securities which are not considered Reportable Securities) were held during such quarter for my direct or indirect benefit; OR

☐                                    During the quarter referenced above, I opened the following account(s) over which I have direct or indirect influence or control and in which securities (including securities which are not considered Reportable Securities) were held for my direct or indirect benefit:

Name of Broker, Dealer or Bank	Date Account Established

Dated:	Signature:

*                 Please list any additional transactions or accounts on reverse or attach additional pages as necessary.

EXHIBIT D

Certification of Receipt and Compliance

This form must be completed by each Access Person
within 10 days of becoming an Access Person;
and on       after each calendar year thereafter; and
upon receipt of any amendment to the Code.

I hereby acknowledge receipt of HSD’s Code of Ethics (the “Code”), including any applicable amendments.  I hereby certify that I: (1) recently have read/re-read the Code (including any amendments thereto); (2) understand the Code; and (3) recognize that I am subject to its provisions.  I also hereby certify that I have complied with and will continue to comply with the requirements of the Code and that I have disclosed or reported all personal securities transactions required to be disclosed or reported pursuant to the Code.

Name:
(Please print clearly or type)

Signature:

Date: